Exhibit 99.1

200 Connell Drive
Berkeley Heights, NJ 07922

Tesetaxel Results as Initial Chemotherapy for Women with Recurrent Breast Cancer to be Highlighted at ASCO

--Promising results for response and progression-free survival

--Company to proceed with randomized trial

BERKELEY HEIGHTS, NJ – May 22, 2012 - Genta Incorporated (GNTA) today announced results from the Company’s Phase 2 clinical trial using tesetaxel as initial, single-agent chemotherapy in women with advanced breast cancer.  The data will be formally presented at the upcoming annual meeting of the American Society of Clinical Oncology (ASCO) in Chicago, IL.  Tesetaxel is the leading oral taxane in clinical development.  The trial is lead by Memorial Sloan-Kettering Cancer Center, New York, NY, in collaboration with three other U.S. centers.

Women were eligible if they had not received chemotherapy for locally advanced or metastatic HER2-negative breast cancer.  Prior adjuvant chemotherapy was allowed if the recurrence was at least 12 months from the last dose.  Forty-six patients were accrued to the trial, and 44 are currently evaluable for response.  Seventy percent of patients had received adjuvant chemotherapy; more than 80% of those regimens had included an injectable taxane.  More than 50% of patients had received local radiotherapy, and approximately two-thirds had progressed on one or more hormonal therapies.

Major objective responses were observed in 20 of 44 patients (45%), including 1 complete response and 19 partial responses.  Seven of the major responders cleared more than 75% of their measurable disease.  The disease-control/clinical-benefit rate, which includes major responders and patients with stable disease, was 82%.

Exploratory analyses showed that 17 of 35 patients (49%) whose disease was estrogen receptor positive (ER+) had major responses.  Median progression-free survival in the ER+ population was 7.3 months.  In women with “triple-negative” disease, which is relatively insensitive to chemotherapy, 3 of 9 patients responded (33%).

Tesetaxel was generally well-tolerated.  Neutropenia was the most common Grade 3-4 adverse event.  The incidence of Grade 4 neutropenia was sharply reduced (from 32% to 11%) after dose escalation (from the starting level of 27 mg/m2 to 35 mg/m2) was discontinued – a change that has now been incorporated into all protocols.  Consistent with prior studies, no hypersensitivity reactions were observed.

“These data confirm results from our prior study, both of which show substantial activity for tesetaxel in patients with advanced, HER2-negative breast cancer”, said Dr. Loretta M. Itri, Genta’s President, Pharmaceutical Development, and Chief Medical Officer.  “Genta is also exploring an alternate dosing schedule in this population using weekly treatment.  Based on this favorable experience, and after conferring with regulatory authorities in the U.S. and EU, Genta plans to proceed with a new randomized trial of tesetaxel as initial, single-agent chemotherapy for patients with recurrent breast cancer.”

About Tesetaxel

Taxanes (including paclitaxel and docetaxel) are the most widely used chemotherapy drug class in cancer medicine.  However, these agents are associated with serious safety issues, particularly hypersensitivity reactions related to intravenous infusions that are occasionally fatal and that require careful premedication and observation.  Other prominent side-effects of this drug class include myelosuppression (low blood counts) and peripheral neuropathy (disabling nerve damage).

Unlike standard taxanes that must be administered intravenously, tesetaxel is a capsule that is taken by mouth.  Compared with the standard agents, clinical and preclinical data show that tesetaxel:

•	Is active in diseases that are resistant to standard taxanes
•	Is not associated with serious (occasionally fatal) hypersensitivity reactions
•	Eliminates requirements for premedication (e.g., steroids, antihistamines, etc.)
•	Reduces damage to peripheral nerves
•	Offers flexible and convenient dosing for patients

Thus, tesetaxel offers substantial opportunities to improve patient convenience, safety, and anticancer activity.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer.   The Company is developing tesetaxel, a novel, orally absorbed taxane that is in the same class of drugs as paclitaxel and docetaxel.  As the leading oral taxane in clinical development, tesetaxel has been evaluated in a broad program of completed or ongoing Phase 2a/Phase 2b clinical trials.  The Company has announced that gastric (stomach) cancer will be the lead indication for registration.  Genta is exclusively marketing Ganite® (gallium nitrate injection) in the U.S, which is indicated for treatment of symptomatic patients with cancer-related hypercalcemia that is resistant to hydration.  The Company has developed proprietary oral formulations of the active ingredient in Ganite® that are being evaluated as potential treatments for diseases associated with accelerated bone loss.  For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future.  Such forward-looking statements include those that express plan, anticipation, intent, contingency, goals, targets, or future developments and/or otherwise are not statements of historical fact.  The words “potentially”, “anticipates”, “projects”, “expects”, “could”, “calls for”, and similar expressions also identify forward-looking statements.  The Company does not undertake to update any forward-looking statements.  Factors that could affect actual results include, without limitation, risks associated with:

•	the Company’s ability to obtain necessary regulatory approval for its product candidates from regulatory agencies, such as the U.S. Food and Drug Administration and the European Medicines Agency;
•	the safety and efficacy of the Company’s products or product candidates;
•	the commencement and completion of any clinical trials;
•	the Company’s assessment of its clinical trials;
•	the Company’s ability to develop, manufacture, license, or sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute any license and collaborative agreements;
•	the adequacy of the Company’s capital resources and cash flow projections, the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations, or the risk of bankruptcy;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company; and
•
the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

There are a number of factors that could cause actual results and developments to differ materially.  For a discussion of those risks and uncertainties, please see the Company's most recent Annual Report on Form 10-K and its most recent quarterly report on Form 10-Q.

SOURCE: Genta Incorporated

CONTACT:
Genta Investor Relations
info@genta.com